Exhibit 99.2

CASCADE CORPORATION, #4464932

CASCADE CORPORATION SECOND QUARTER FISCAL YEAR

2012 EARNINGS CONFERENCE CALL

September 1, 2011, 2:00 PM CT

Chairperson: Robert Warren (Mgmt.)

Operator:	Good day, ladies and gentlemen, and welcome to the Cascade Corporation Second Quarter Fiscal Year 2012 Earnings Conference Call. At this time, all participants are in listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should require assistance at any time during the conference, please press the star, followed by the zero and an operator will assist you. As a reminder, this conference is being recorded today, Thursday, September 1, 2011.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead.

Robert Warren:	Thank you. Good afternoon, everyone, and welcome to today’s call. I’m participating on today’s call from Italy, returning from our Board meeting earlier in the week in Verona. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer, are joining me on the call from our corporate headquarters in Portland, Oregon.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally, with about 1900 employees working in 26 locations in 17 countries. We manufacture devices primarily for industrial trucks, most commonly called lift trucks or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position and deposit various types of loads. A smaller portion of our products are for construction vehicles, such as tool carriers and skid steer loaders. Approximately 60% of our products are sold through retailer detailers. The remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Comatsu, Hefei, Caterpillar and Nissan.

I would now like to turn the call over to Joe for a recap of our second quarter results.

Joseph Pointer:	Thank you, Bob. I’d like to remind everyone that during the course of this call we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenues, costs, earnings and cash flows, are subject to a number of risks and uncertainties that could cause our actual future results to differ materially. Additional information regarding these risks and uncertainties is described in our reports on Forms 10-K and 10-Q, and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to provide updates to any comments made in this call or report any changes in business conditions or expectations.

I would like to note that all percent comparisons to prior periods will exclude the impact of changes in foreign currencies.

Our consolidated net sales for the second quarter were $136 million, a 31% increase compared to the prior year and flat compared to the first quarter. Global lift truck shipments were up 32% during the same period. All regions experienced significant increases in lift truck shipments due to the strength of global lift truck markets.

Operating income of $21 million in the second quarter is 87% higher than operating income in the prior year. Operating income includes about $944,000 of net proceeds from the insurance claim related to the Australia flood which damaged our facility this past January. We will discuss the Australia flood in more detail later in the call.

We had net income for the second quarter of almost $14 million compared to just over 3 million in the prior year. Diluted earnings per share were $1.23 compared to $0.29 in the prior year. The net insurance proceeds in Australia increased net income by $660,000 or $0.06 per share.

I would now like to spend a few minutes discussing our regional results.

Sales in the Americas increased 38% compared to the prior year, due to higher sales volumes as a result of a strong lift truck market. Our gross profit percentage was 29% in the second quarter, which is only a slight decrease from 30% in the prior year. While we did get better absorption of fixed costs due to higher sales volumes, this benefit was more than offset by cost premiums, such as freight and material cost increases to meet increased demand. We expect to recover this margin either through future cost reductions or higher sales prices that are now in place. Operating income in the Americas increased from $4.8 million in the prior year to $9.1 million in the current year, primarily due to the increased sales volumes.

Turning to Europe, our second quarter results included $1.8 million of operating income on sales of $29.5 million. This compares to a loss of $1.3 million in the second quarter of last year. Our sales in Europe increased 18% in comparison with the prior year. The increase is due to higher sales volumes as a result of the stronger lift truck market and sales price increases for certain products. I would note that moving forward with price increases has resulted in exiting certain customer relationships to focus on more profitable business. Our bottom line results in Europe reflect the positive impact of this decision. Our European gross profit percentage continues to increase. The 23% gross margin is a result of focused restructuring efforts in recent years to reduce our overall cost structure, increased cost absorption due to the higher sales volumes, a shift in sourcing more products from China, and sales price increases on certain products.

Asia-Pacific experienced a 28% increase in sales. They have benefited significantly from increases in sales volumes as a result of the strong lift truck markets throughout the region. Our gross profit increased compared to the prior year, primarily due to insurance proceeds related to the Australia flood and the weakening of the US dollar against local currencies, which has the lowered the cost of US and China sourced purchases. China sales increased 28% compared to the prior year, due to the continued growth of the Chinese economy and a strong lift truck market. The gross profit percentage in China is lower than the current year due to product mix and strategic pricing adjustment. China’s operating income for the second quarter increased in comparison with the prior year, primarily due to increased sales volumes.

On a consolidated level, the increase in SG&A for the second quarter is due primarily to fluctuations of foreign currency rates and additional personnel, marketing and warranty costs. Our warranty costs are in line with historical levels and reflect an increase due to higher sales volumes. Going forward, we would expect SG&A costs to be relatively consistent with the second quarter.

Regarding income taxes, our effective tax rate was 32% during the second quarter in comparison to 67% in the prior year. This decrease is primarily a result of our current year income in Europe, which was offset by operating losses in the current prior years. The prior year effective rate includes a $3.4 million charge as a result of recording valuation allowances against deferred tax assets in Italy and the United Kingdom. Where we end up for the year on our tax rate is dependent on our results for the remaining six months of the year and what region, but at the present time, I anticipate our rate for the remainder of the year to be consistent with the second quarter.

Depreciation and amortization expense for the quarter was $2.5 million and our capital expenditures were $3.4 million for the quarter. This year, our capital expenditures have included additional amounts for deferred maintenance at various locations, some expansion of fork production capacity in China, and other general equipment upgrades. For the remainder of the year, our capital expenditures are estimated to be $11 million.

Now, turning to the balance, our outstanding debt increased from just over $42 million at January 31st, 2011, to about $49 million at July 31st. This is due to increased working capital requirements for inventory and accounts receivable, as a result of higher sales levels. We do expect the need for additional working capital to level off in the second half of the year.

Now, I’d like to turn the call over to Bob for a discussion of the current market trends and some other general comments.

Robert Warren:	Thank you, Joe. I’d like to focus my comments on the call today to matters relating to the trends in the lift truck market and material prices. The lift truck market is currently the only direct economic or industrial indicator we have available, formally, the markets we serve. While this does not correlate exactly with their business levels over the short-term, since various end markets use our products in different degrees, it does give us a good indication of upcoming trends over the year.

The second quarter global lift truck shipments, in comparison with the prior year, increased 32%, which was in line with the 31% increase we experienced in the quarter. Current order levels, which give us some limited visibility into the upcoming business levels, are relatively consistent with recent shipment levels. This would seem to point to a similar level of business going forward through the end of the year.

I would like to note that our fourth quarter is impacted by a one-week holiday shutdown that reduces the number of working days by 5 to 10%. While in the fourth quarter of the prior year, increased demand for the market offset any decreases due to the holiday shutdown, at this time, I don’t anticipate that occurring in the fourth quarter of this year.

Regarding material prices, outside of the increases in North America, which we feel we can recover, we haven’t seen, to date, this year, or anticipate through the remainder of the year, any significant impact of increasing material costs. Our operations in Europe continued to show profitability during the second quarter. We believe the current structure has put us in the position to remain profitable in Europe through the remainder of the year.

A quick update on our operations in Australia, which were significantly impacted by January’s flood, while the business is still working through some effect of the flood, for the most part, it’s back to business as usual. In total, to date, we have incurred $7.8 million worth of flood-related costs and received $5.1 million of insurance proceeds. We may receive up to an additional $6 million of insurance proceeds, of which $4 million will be used to purchase replacement fixed assets.

On a final note, after meeting earlier this week, our Board authorized an increase in our quarterly dividend from $0.20 per share to $0.25 per share a quarter.

This concludes our prepared remarks. We are now ready to open the call to your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time, I would like to begin the question and answer session. If you have a question, please press the star, followed by the one on your pushbutton phone. If you’d like to decline from the polling process, press the star, followed by the two. You will hear a three-tone signal acknowledging your selection. Your questions will be polled in the order that they are received. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question is from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Hi, good afternoon.

Joseph Pointer:	Hey, Arnie.

Robert Warren:	Good afternoon, Arnie.

Arnie Ursaner:	My first question relates to your gross margin. Obviously, your revenues were fairly similar to Q1 but your gross margin was, you know, more than your basis points lower. What are some of the factors that impacted that and are your price increases sufficient now to fully recover gross margin going forward?

Robert Warren:	We can look at this, Arnie—I’m just trying to figure it out—mostly this comes—Andy, do you want go through North America and where this stands for Europe?

Andrew Anderson:	Hi, Arnie. The compression in gross margin is not due to any one single event. Most of it’s due to some supply chain issues we’ve had. In terms of sourcing out of China, we’ve been forced in a couple of occasions, or several occasions, to move to local sources, which reflects the comment Joe made about both price and freight costs. I think we’ll get those straightened out. We did have a moderate material price increase—I mean, material cost increase. We have a price increase which went into effect in July, which will be fully captured in the third quarter. There were a number of other very kind of small incremental items contributing to it, but I think the important takeaway is I think we will recover back to the margins we had.

Arnie Ursaner:	Okay. My last question relates to Europe. Your growth in Europe is pretty good, obviously, but it’s about half the level of shipments that the market’s growing. Can you comment a little bit? Are you losing share to any particular supplier? As a follow-up to that, you mentioned you hoped to achieve profitability for the year. How would you equate that relative to the 6% operating margin you showed this quarter?

Robert Warren:	I think we tried to indicate earlier, Arnie, in our calls, that there were certain business, particularly OEM fork business, that the price compression based on supply of the forks was forcing some—what we felt was irrational pricing or pricing that we didn’t choose to partake in, given that we have—after the amount of money our shareholders have paid for the restructuring, we were determined to get to profitability, which in this case necessitated us moving away from some customers who had evidently competitive pricing that they felt they could go with. We were determined that we were not going to sell our product at a loss and that move forward to rationalize our supply chain, which included a remix, you know, half of our total supply from China, and restructuring of the remaining European plants to ensure that we were at profitability.

So, as we talked in the fourth and the first quarter, we were sure that some of these decisions, pricing decisions, would lose us some market share, but we are retaining that market share, the value to our supply chain, and giving us the margin that we will remain profitable.

Going forward, I think that we’re going to, probably, for the balance of the year see similar margins we’ve seen in the first and second quarter.

Opportunity, going forward, as the Board heard about from our Operating Manager and his major market managers, we see great opportunity for growth through that value chain that we believe we are in the position to supply, and that should continue to see growth and at a profit.

Arnie Ursaner:	Thanks very much.

Robert Warren:	Thanks, Arnie.

Operator:	Ladies and gentlemen, as a reminder, if there are any additional questions, please press the star, followed by the one at this time; and as a reminder, if you are using speaker equipment, please lift the handset before making your selection.

The next question is from the line of Schon Williams with BB&T Capital Market. Please go ahead.

Schon Williams:	Hi, good afternoon.

Robert Warren:	Good afternoon, Schon.

Schon Williams:	I want to talk about North American volumes. On a sequential basis, you actually saw the net sales tick down pretty significantly versus Q1 levels. Historically, that’s very unusual. Normally, you would actually see kind of a flat movement seasonally in Q2 versus Q1. Again, when I look at the North American shipments, also, it looks like you guys came in, you know, a tad under the industry. I’m just trying to think, is there anything, you know, unusual going on within North America that’s kind of related, or, you know, were there any shutdowns that you weren’t anticipating? I’m just trying to, you know—help me understand why we saw that pullback. I mean, do you think that’s demand related? What are your thoughts there?

Andrew Anderson:	Schon, this is Andy. Maybe I can answer that. The first quarter, basically, I think, was a real anomaly, it shot up way over the, let’s say the lift truck market, and we always, you know, try to make the caveat that we don’t correlate. If you look at the halves, the first half of last year versus the first half of this year, what you see is a much more tightly correlated situation. The revenue and the lift truck shipments were both up about 44%, give or take. They correlated much more tightly on the half. That first quarter, on a per, if you will, a per truck and so forth, was a real anomaly, and I think you remember us commenting on the conference call that we couldn’t explain it fully, but we thought there may be some pent-up demand that was coming that wasn’t being reflected in the lift truck.

Schon Williams:	Okay. Then, maybe, you would expect, you know, kind of more normalized seasonal patterns going forward? I mean, when I look at the OEM backlogs, there still seems to be some tremendous opportunity for shipments in the back half of this year. So, your anticipation would be that we’d maybe get back to more seasonal patterns in the back half of the year?

Andrew Anderson:	What do you mean exactly when you say “seasonal patterns?”

Schon Williams:	So, again, you know, Q1 maybe was unseasonably strong and that then pulled some demand out of Q2. I’m just wondering, now that we’ve gotten past that, do we start to see kind of more normalized seasonal patterns? Where, you know, in Q3, you guys would normally see kind of flattish volumes and then, seasonally, you see kind of a 3 to 4% decline in Q4, I’m just wondering is there any of anomaly kind of still out there that says that, you know, numbers move down kind of moving into the back half or should we see more normalized patterns, as we’ve seen historically?

Andrew Anderson:	I would say that our estimation, it’ll be probably more normal.

Schon Williams:	Okay.

Andrew Anderson:	We have a few holiday periods in the third quarter and then the holiday shutdown, but, yes, we’re not aware of anything that should drive that to be different.

Schon Williams:	Okay. Then, could you talk about, maybe, focus on what you guys are seeing in terms of China; one, maybe just kind of talking about the demand environment in China? Obviously, you’re still putting out very good numbers there, but could you talk about, maybe, what your sense is when you talk to your managers over there and when you talk to some of your customers, you know, what the tone is; and then, also, what are you seeing in terms of the competitive environment? It looks like Bolzoni is, you know, putting up infrastructure there. You mentioned some strategic pricing in the release. Maybe if you could kind of tie all that together and, maybe, you know, just what you’re outlook is on China and how the competition is faring?

Robert Warren:	Yes. Obviously, as we’ve anticipated, when you publish the kind of operating results we’ve been enjoying in China, you’re going to attract some particularly known European competitors who—Bolzoni, in particular, has had a fairly low-investment approach so far to China, so they’re move on a joint venture with a fork manufacturing company up in Hebei province, may—their own press release talks about using that export and production from that joint venture plant to Europe, and then they’ve got plans for a wholly-owned plant in Wuxi, which is outside of Shanghai. So, they are upping their investment and that should be coming on some time this time next year, so we would expect there would be more domestic production. Many of those attachments, they were attempting to try to import out of Finland or Germany, mostly Finland, and so they obviously had a disadvantage on the currency. They’ve got a more complex supply chain right now, with two partners, one on the retail distribution of their lift truck attachments, and now a joint venture with their fork manufacturing, but we would expect there to be more competition with a Western design competitor’s product, which will obviously attempt to try to put more pricing pressure on us. We feel we have a very strong market with long-term relationships; that will put some pricing pressure on them.

On the expectation of what the market looks like, we’ve seen, this quarter, some leveling off of the Chinese growth rate, but they’re still talking about being able to move up to a 200,000 truck market in 2015. It seems very aggressive to me, personally, that they could have that continued growth, but after the last four years, I’m sort of reluctant to gainsay. They’re projection was that at year 2000 they would be at 200,000 trucks and they were. If they can sustain that, we would be enjoying that entry in the market.

Schon Williams:	Again, just regarding the language in the press release about strategic pricing within China, can you comment specifically what that means?

Robert Warren:	Well, I know that we have, you know, our standardized pricing. There are some large contract bids for mostly pulp and paper users and we’re determined to hold onto our customer base and have discounted some of those to ensure that we take the orders we would like to have. As you can see, our margins are still very good there. So, as we resource some of our componentry, the yuan going up in relation to the dollar, that balances out. Some of the componentry comes out of Europe or North America, they’ve got a little more purchasing power, but at the same time they’re resourcing some of their componentry from domestic sources, which they would do as a cost reduction measure, so they’re trying to keep pace with their competitor pricing with their lower costs.

Schon Williams:	Okay. I’m just trying to get a sense of the strategic pricing. Is that to protect against, you know, domestic manufactures, or is that maybe more, you know, some of the more Western style machinery?

Robert Warren:	Some of it—Heli, which is the manufacturer Hangzhou Forklifts, who is their largest, their second largest domestic lift truck manufacturer, both have some domestic production in attachments for their own line. We, obviously, have a lot of their business through their distribution network and we look to try to maintain as much of that as we can. We have seen, as we’ve mentioned, some increased activity from Bolzoni, who is the largest European attachment manufacturer, who’s had some limited access into that market, so we expect more from them, and Kaup, who’s our German attachment competitor, has been in Xiamen headquarters for our operation in China for 10/12 years. They came in at the same time as Linde’s investment in their Chinese plant in Xiamen, and they’ve been a traditional supplier to Linde production for other carriages, and some pulp and paper attachments, but limited. We’ve seen very little independent manufacturers, other than at shows. We feel right now that they’re undercapitalized. They tend to knock off some fairly good engineering which looks exactly like ours, but so far we haven’t encountered them in the markets.

Schon Williams:	Okay. Thanks for the update, guys.

Robert Warren:	Thanks, Schon.

Operator:	Thank you. Once again, ladies and gentlemen, if you’d like to ask a question, please press the star, followed by the one at this time.

The next question is from the line of J.B. Groh with D.A. Davidson. Please go ahead.

Chris:	Good afternoon. This is actually Chris standing in for J.B. Most of my questions have been answered, but I’m just curious if you guys could talk a little bit about trends in July, and now August. Have you seen any changes in demand from customers in terms of orders, specifically in North America and Europe?

Robert Warren:	So far, we have not seen any change in demand on our orders. There was a slight dip—I’m trying to think what the percentage, Andy, was in North America. Some of the OEM bookings for July had a slight downtick against the average for the first two quarters.

Chris:	That’s basically it, nothing more than that?

Robert Warren:	That seems to be it and we can’t tell if it was just one month, but from our own bookings, we haven’t seen any downtick. Obviously, with the uncertainty in the markets, we’ve certainly been keeping our eye very much on our order intake and any comments from the OEMs. The Alliance meets the end of September, which is all the European, Japanese, Chinese and US lift truck manufacturers, they’ll be meeting at the end of the month, and so far what we hear, they still see a continuance of this level of orders and a 5 to 10% next year increase. So, we haven’t heard a change of sentiment on their part.

Chris:	Okay, great. Thanks.

Robert Warren:	Thank you.

Operator:	Thank you. Mr. Warren, I’m showing that there are no further questions at this time.

Robert Warren:	Thank you, ladies and gentlemen. At this time, I’d like to thank you for your questions and time you spent with us today. Should you have any questions, please don’t hesitate to call us. We’d be happy to offer any further information or assistance to you.

Operator:	Ladies and gentlemen, this concludes the Cascade Corporation Second Quarter Earnings Conference Call. If you’d like to listen to a replay of today’s conference, please dial 1 800 406-7325 and enter in the access code of 4464932, and North America and International callers, please dial 303 590-3030. Thank you for your participation and you may now disconnect.

END